EXHIBIT 99.1

News Release

COMMERCIAL METALS COMPANY REPORTS SECOND QUARTER FISCAL 2017 EARNINGS PER SHARE OF $0.26

Irving, TX - March 23, 2017 - Commercial Metals Company (NYSE: CMC) today announced financial results for its second quarter ended February 28, 2017. Net earnings for the second quarter of fiscal 2017 were $30.3 million ($0.26 per diluted share) on net sales of $1.1 billion. This compares to net earnings of $10.5 million ($0.09 per diluted share) on net sales of $1.0 billion for the second quarter of fiscal 2016. Results for the second quarter of fiscal 2016 included an after-tax impact of debt extinguishment costs of $7.4 million ($0.06 per diluted share) associated with the tender offers for senior notes completed on February 17, 2016. Earnings from continuing operations were $29.6 million for the second quarter of fiscal 2017, compared with $10.8 million for the same period of the prior year.

Adjusted operating profit from continuing operations was $52.3 million for the second quarter of fiscal 2017, compared with adjusted operating profit from continuing operations of $30.0 million for the second quarter of fiscal 2016. Adjusted EBITDA from continuing operations was $82.7 million for the second quarter of fiscal 2017, compared with adjusted EBITDA from continuing operations of $61.1 million for the second quarter of fiscal 2016.

The Company's liquidity position at February 28, 2017 remained strong with cash and cash equivalents of $395.5 million and availability under the Company's credit and accounts receivables sales facilities of approximately $575 million. The Company regularly evaluates the use of its cash in efforts to maximize total shareholder return, including debt repayment, capital deployment, share repurchases and dividends.

Joe Alvarado, Chairman of the Board and CEO, commented, "After a slow start in our first fiscal quarter, customers re-entered the market during the most recent quarter with a renewed outlook and optimism for growth. This, combined with mild winter conditions in the United States along with rising selling prices, resulted in very strong results for our second quarter which is normally a seasonally slower period. The value of our vertical integration was evident during the quarter as the impact of margin compression in our fabrication operations was offset by sharply rising scrap prices contributing to margin expansion in our recycling business."

Alvarado continued, "Our recent acquisitions highlight our commitment to grow our portfolio and extend the vertical integration and geographic reach of our business. We welcome the employees from Continental Concrete Structures, Inc., a supplier of post-tensioning cable and related products, the steel rebar fabrication business of Associated Steel Workers, Limited (ASW) in Hawaii, and the seven recycling facilities in the South East, to CMC."

(CMC Second Quarter Fiscal 2017 - Page 2)

On March 22, 2017, the board of directors of CMC declared a quarterly dividend of $0.12 per share for shareholders of record on April 5, 2017. The dividend will be paid on April 20, 2017.

Business Segments-Fiscal Second Quarter 2017 Review
Our Americas Recycling segment recorded adjusted operating profit of $7.8 million for the second quarter of fiscal 2017 compared to an adjusted operating loss of $7.6 million for the second quarter of fiscal 2016. The improvement in adjusted operating profit compared to the same period in fiscal 2016 was primarily the result of strong ferrous scrap demand due to increased industry capacity utilization, sharply rising prices in both ferrous and nonferrous materials, as well as ongoing cost reduction measures.

Our Americas Mills segment recorded adjusted operating profit of $51.3 million for the second quarter of fiscal 2017 compared to adjusted operating profit of $50.7 million for the corresponding period in fiscal 2016. Profitability in this segment remained relatively flat in comparison to the second quarter of fiscal 2016 due to lower metal margins offset by increased shipments. Some of the increase in shipments was the result of customers buying ahead of announced price increases, however, low service center inventory levels and strength in construction activity in our markets also contributed to the demand. We believe margins will continue to be pressured by imports and result in selling price increases lagging ferrous scrap cost increases in the near term.

Our Americas Fabrication segment recorded adjusted operating profit of $0.5 million for the second quarter of fiscal 2017 compared to adjusted operating profit of $14.8 million for the second quarter of fiscal 2016. The decline in adjusted operating profit for the second quarter of fiscal 2017 continued the effect, seen over the past few quarters, of aggressive competition resulting in lower prices for projects booked running through our fabrication backlog.

Despite the normal winter conditions, our International Mill segment in Poland recorded adjusted operating profit of $9.4 million for the second quarter of fiscal 2017 compared to adjusted operating profit of $2.0 million for the corresponding period in fiscal 2016. Product mix more heavily weighted to higher margin merchant products, coupled with demand from the construction sector continuing to remain robust, resulted in the third successive quarter of strong results in this segment.

Our International Marketing and Distribution segment recorded adjusted operating profit of $6.1 million for the second quarter of fiscal 2017 compared to an adjusted operating loss of $2.3 million for the same period in the prior fiscal year. The increase in adjusted operating profit was primarily due to improved margins across the steel and raw material trading businesses recorded during a period of rising commodity pricing and some rejuvenated demand in the U.S. oil and gas drilling activities.

(CMC Second Quarter Fiscal 2017 - Page 3)

Year to Date Results
Net earnings for the six months ended February 28, 2017 were $36.6 million ($0.31 per diluted share) on net sales of $2.2 billion, compared with net earnings of $35.6 million ($0.30 per diluted share) on net sales of $2.2 billion for the six months ended February 29, 2016. For the six months ended February 28, 2017, earnings from continuing operations were $36.8 million compared with $36.5 million for the same period of the prior year. For the six months ended February 28, 2017, adjusted operating profit from continuing operations was $75.6 million, compared with $86.0 million for the six months ended February 29, 2016. Adjusted EBITDA from continuing operations was $136.5 million for the six months ended February 28, 2017, compared with $148.8 million for the six months ended February 29, 2016.

Outlook
Alvarado concluded, "We anticipate demand will remain robust, supported by strong levels of bidding in our fabrication business, growth oriented leading indicators such as the Architectural Billings Index and overall consumer confidence across all of our product lines. We anticipate that our shipment levels will continue to grow in our third quarter as we enter the traditionally strong construction season in both the U.S. and Polish markets. However, we anticipate further pressure on our margins as imports continue to make it difficult to increase selling prices for our products in line with scrap cost increases."

"In spite of a mixed reaction to the preliminary countervailing and anti-dumping duties recently announced by the U.S. Department of Commerce, we are pleased that there has finally been some recognition that producers in Japan, Taiwan and Turkey are trading rebar products unfairly. The final results for these duties will be released in the coming months, and we will continue to work for the enforcement of our trade laws."

"We are also hopeful that the policies of the new administration in the U.S. will support economic growth through tax reform, a reduced regulatory environment, the introduction of an infrastructure regeneration program and more rigorous enforcement of trade actions. We believe we are well-positioned to capitalize on the benefits from these initiatives, however, it is unknown when and how these policies will be implemented."

Conference Call
CMC invites you to listen to a live broadcast of its second quarter of fiscal 2017 conference call today, Thursday, March 23, 2017, at 11:00 a.m. ET. Joe Alvarado, Chairman of the Board and CEO, Barbara Smith, President and COO, and Mary Lindsey, Vice President and CFO, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

(CMC Second Quarter Fiscal 2017 - Page 4)

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements
This news release contains forward-looking statements regarding CMC's expectations relating to demand, shipment levels, economic conditions, changes in political and regulatory conditions, including duties announced by the U.S. Department of Commerce and the effects thereof, the effects of global steel overcapacity and international trade, anticipated finished goods pricing and customer growth, and CMC's margins. These forward-looking statements generally can be identified by phrases such as we, CMC or its management, "expects," "anticipates," "believes," "estimates," "intends," "plans to," "ought," "could," "will," "should," "likely," "appears," "potential," "outlook," or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, CMC undertakes no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or otherwise.

Factors that could cause actual results to differ materially from CMC's expectations include the following: overall global economic conditions, including the ongoing recovery from the last recession, continued sovereign debt problems in the Euro-zone and construction activity or lack thereof, and their impact in a highly cyclical industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices; excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions; potential limitations in our or our customers' ability to access credit and non-compliance by our customers with our contracts; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; currency fluctuations; global factors, including political uncertainties and military conflicts; availability of electricity and natural gas for mill operations; information technology interruptions and breaches in data security; ability to hire and retain key executives and other employees; our ability to make necessary capital expenditures; availability and pricing of raw materials over which we exert little influence, including scrap metal, energy, insurance and supply prices; unexpected equipment failures; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; and increased costs related to health care reform legislation.

(CMC Second Quarter Fiscal 2017 - Page 5)

COMMERCIAL METALS COMPANY OPERATING STATISTICS (UNAUDITED)

	Three Months Ended		Six Months Ended		Three Months Ended
(short tons in thousands)	2/28/2017	2/29/2016	2/28/2017	2/29/2016	11/30/2016	8/31/2016	5/31/2016
Americas Recycling
Ferrous tons shipped	421	379	826	768	405	423	423
Nonferrous tons shipped	53	48	102	100	49	52	49
Americas Recycling tons shipped	474	427	928	868	454	475	472

Americas Steel Mills
Rebar shipments	406	364	810	758	404	411	462
Merchant and other shipments	252	244	483	490	231	247	262
Americas Steel Mills tons shipped	658	608	1,293	1,248	635	658	724

Average selling price (total sales)	$524	$510	$511	$533	$499	$531	$501
Average cost ferrous scrap utilized	245	179	223	188	201	234	213
Americas Steel Mills metal margin	$279	$331	$288	$345	$298	$297	$288

International Mill
Tons shipped	313	282	629	560	316	341	353

Average selling price (total sales)	$402	$363	$399	$385	$397	$409	$378
Average cost ferrous scrap utilized	229	178	215	192	202	211	187
International Mill metal margin	$173	$185	$184	$193	$195	$198	$191

Americas Fabrication
Rebar shipments	226	225	474	474	248	284	270
Structural and post shipments	27	29	52	57	25	30	40
Americas Fabrication tons shipped	253	254	526	531	273	314	310

Americas Fabrication average selling price (excluding stock and buyout sales)	$756	$842	$769	$866	$782	$805	$827

(CMC Second Quarter Fiscal 2017 - Page 6)

COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)

(in thousands)	Three Months Ended		Six Months Ended		Three Months Ended
Net sales	2/28/2017	2/29/2016	2/28/2017	2/29/2016	11/30/2016	8/31/2016	5/31/2016
Americas Recycling	$223,328	$148,346	$400,036	$327,553	$176,708	$195,724	$182,477
Americas Mills	376,593	336,429	723,758	720,961	347,165	381,406	396,481
Americas Fabrication	303,826	336,144	642,226	718,458	338,400	385,917	385,080
International Mill	134,305	107,458	268,706	227,906	134,401	147,842	141,438
International Marketing and Distribution	302,295	276,876	550,455	559,913	248,160	310,079	319,604
Corporate	3,842	(2,867)	5,592	(476)	1,750	2,973	4,585
Eliminations	(194,568)	(182,689)	(366,089)	(379,759)	(171,521)	(215,361)	(202,275)
Total net sales	$1,149,621	$1,019,697	$2,224,684	$2,174,556	$1,075,063	$1,208,580	$1,227,390

Adjusted operating profit (loss) from continuing operations
Americas Recycling	$7,766	$(7,645)	$2,668	$(14,193)	$(5,098)	$(45,113)	$(1,978)
Americas Mills	51,319	50,699	88,268	109,763	36,949	45,012	54,976
Americas Fabrication	506	14,825	7,217	36,170	6,711	9,638	22,794
International Mill	9,430	1,951	19,403	4,722	9,973	18,703	5,467
International Marketing and Distribution	6,143	(2,293)	5,177	(4,462)	(966)	(3,517)	892
Corporate	(22,317)	(28,801)	(46,330)	(46,873)	(24,013)	(25,670)	(22,542)
Eliminations	(576)	1,232	(780)	902	(204)	3,086	1,331
Adjusted operating profit from continuing operations	$52,271	$29,968	$75,623	$86,029	$23,352	$2,139	$60,940

(CMC Second Quarter Fiscal 2017 - Page 7)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

	Three Months Ended		Six Months Ended
(in thousands, except share data)	February 28, 2017	February 29, 2016	February 28, 2017	February 29, 2016
Net sales	$1,149,621	$1,019,697	$2,224,684	$2,174,556
Costs and expenses:
Cost of goods sold	990,431	884,876	1,933,502	1,882,118
Selling, general and administrative expenses	107,119	93,918	215,986	195,826
Interest expense	12,442	16,625	25,740	34,929
Loss on debt extinguishment	—	11,365	—	11,365
	1,109,992	1,006,784	2,175,228	2,124,238

Earnings from continuing operations before income taxes	39,629	12,913	49,456	50,318
Income taxes	9,990	2,064	12,643	13,836
Earnings from continuing operations	29,639	10,849	36,813	36,482

Earnings (loss) from discontinued operations before income taxes (benefit)	726	(446)	(191)	(1,018)
Income taxes (benefit)	33	(99)	15	(101)
Earnings (loss) from discontinued operations	693	(347)	(206)	(917)

Net earnings	30,332	10,502	36,607	35,565
Less net earnings attributable to noncontrolling interests	—	—	—	—
Net earnings attributable to CMC	30,332	10,502	36,607	35,565

Basic earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.25	$0.09	$0.32	$0.32
Earnings (loss) from discontinued operations	0.01	—	—	(0.01)
Net earnings	$0.26	$0.09	$0.32	$0.31

Diluted earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.25	$0.09	$0.31	$0.31
Earnings (loss) from discontinued operations	0.01	—	—	(0.01)
Net earnings	$0.26	$0.09	$0.31	$0.30

Cash dividends per share	$0.12	$0.12	$0.24	$0.24
Average basic shares outstanding	115,736,369	115,429,550	115,415,662	115,725,896
Average diluted shares outstanding	117,120,208	116,507,591	117,007,958	117,002,822

(CMC Second Quarter Fiscal 2017 - Page 8)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	February 28, 2017	August 31, 2016
Assets
Current assets:
Cash and cash equivalents	$395,546	$517,544
Accounts receivable, net	774,286	765,784
Inventories, net	720,786	652,754
Other current assets	96,422	112,043
Total current assets	1,987,040	2,048,125
Net property, plant and equipment	940,344	895,049
Goodwill	66,530	66,373
Other assets	137,919	121,322
Total assets	$3,131,833	$3,130,869
Liabilities and stockholders' equity
Current liabilities:
Accounts payable-trade	$307,488	$243,532
Accounts payable-documentary letters of credit	—	5
Accrued expenses and other payables	220,433	264,112
Current maturities of long-term debt	312,200	313,469
Total current liabilities	840,121	821,118
Deferred income taxes	55,625	63,021
Other long-term liabilities	121,930	121,351
Long-term debt	752,137	757,948
Total liabilities	1,769,813	1,763,438
Stockholders' equity attributable to CMC	1,361,848	1,367,272
Stockholders' equity attributable to noncontrolling interests	172	159
Total equity	1,362,020	1,367,431
Total liabilities and stockholders' equity	$3,131,833	$3,130,869

(CMC Second Quarter Fiscal 2017 - Page 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended
(in thousands)	February 28, 2017	February 29, 2016
Cash flows from (used by) operating activities:
Net earnings	$36,607	$35,565
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	60,789	63,541
Stock-based compensation	16,156	13,106
Deferred income taxes	(9,380)	(4,614)
Amortization of interest rate swaps termination gain	(3,798)	(3,798)
Provision for losses on receivables, net	1,381	2,740
Write-down of inventories	1,205	7,949
Asset impairment	553	—
Net gain on sales of assets and other	(195)	(2,767)
Loss on debt extinguishment	—	11,365
Tax benefit from stock plans	—	(55)
Changes in operating assets and liabilities:
Accounts receivable	2,162	190,622
Proceeds (payments) on sales of accounts receivable programs, net	(5,102)	11,504
Inventories	(68,456)	111,544
Accounts payable, accrued expenses and other payables	9,374	(115,002)
Changes in other operating assets and liabilities	(29,313)	11,110
Net cash flows from operating activities	11,983	332,810
Cash flows from (used by) investing activities:
Capital expenditures	(90,808)	(62,437)
Acquisitions, net of cash acquired	(25,366)	—
Decrease (increase) in restricted cash	21,033	(49,145)
Proceeds from the sale of property, plant and equipment and other	700	3,060
Proceeds from the sale of subsidiaries	524	—
Net cash flows used by investing activities	(93,917)	(108,522)
Cash flows from (used by) financing activities:
Cash dividends	(27,726)	(27,839)
Repayments on long-term debt	(6,148)	(205,816)
Stock issued under incentive and purchase plans, net of forfeitures	(5,408)	(5,671)
Contribution from noncontrolling interests	13	29
Increase (decrease) in documentary letters of credit, net	(5)	(25,815)
Short-term borrowings, net change	—	(20,090)
Treasury stock acquired	—	(30,595)
Debt extinguishment costs	—	(11,013)
Tax benefit from stock plans	—	55
Decrease in restricted cash	—	1
Net cash flows used by financing activities	(39,274)	(326,754)
Effect of exchange rate changes on cash	(790)	(1,179)
Increase (decrease) in cash and cash equivalents	(121,998)	(103,645)
Cash and cash equivalents at beginning of year	517,544	485,323
Cash and cash equivalents at end of period	$395,546	$381,678

(CMC Second Quarter Fiscal 2017 - Page 10)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measures are provided below.

Adjusted Operating Profit from Continuing Operations is a non-GAAP financial measure. Adjusted operating profit from continuing operations is the sum of our earnings from continuing operations before income taxes, interest expense and discounts on sales of accounts receivable. Adjusted operating profit from continuing operations should not be considered as an alternative to earnings from continuing operations or net earnings, as determined by GAAP. Management uses adjusted operating profit from continuing operations to evaluate the financial performance of CMC. For added flexibility, we may sell certain trade accounts receivable both in the U.S. and internationally. We consider sales of accounts receivable as an alternative source of liquidity to finance our operations, and we believe that removing these costs provides a clearer perspective of CMC's operating performance. Adjusted operating profit from continuing operations may be inconsistent with similar measures presented by other companies.

	Three Months Ended		Six Months Ended		Three Months Ended
(in thousands)	2/28/2017	2/29/2016	2/28/2017	2/29/2016	11/30/2016	8/31/2016	5/31/2016
Earnings from continuing operations	$29,639	$10,849	$36,813	$36,482	$7,174	$950	$35,111
Income taxes	9,990	2,064	12,643	13,836	2,653	(11,865)	10,676
Interest expense	12,442	16,625	25,740	34,929	13,298	12,565	14,737
Discounts on sales of accounts receivable	200	430	427	782	227	489	416
Adjusted operating profit from continuing operations	$52,271	$29,968	$75,623	$86,029	$23,352	$2,139	$60,940

Adjusted EBITDA from Continuing Operations is a non-GAAP financial measure. Adjusted EBITDA from continuing operations is the sum of earnings from continuing operations before net earnings attributable to noncontrolling interests, interest expense and income taxes. It also excludes CMC's largest recurring non-cash charge, depreciation and amortization, as well as long-lived asset and goodwill impairment charges, which are also non-cash. There were no net earnings attributable to noncontrolling interests during the three and six months ended February 28, 2017 and February 29, 2016. Adjusted EBITDA from continuing operations should not be considered an alternative to earnings from continuing operations or net earnings, or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that adjusted EBITDA from continuing operations provides relevant and useful information, which is often used by analysts, creditors and other interested parties as it allows: (i) comparison of our earnings to those of other competitors; (ii) a better understanding of our ongoing core performance; and (iii) assessing period-to-period performance trends. Additionally, adjusted EBITDA from continuing operations is the target benchmark for our annual and long-term cash incentive performance plans for management. Adjusted EBITDA from continuing operations may be inconsistent with similar measures presented by other companies.

	Three Months Ended		Six Months Ended		Three Months Ended
(in thousands)	2/28/2017	2/29/2016	2/28/2017	2/29/2016	11/30/2016	8/31/2016	5/31/2016
Earnings from continuing operations	$29,639	$10,849	$36,813	$36,482	$7,174	$950	$35,111
Interest expense	12,442	16,625	25,740	34,929	13,298	12,565	14,737
Income taxes	9,990	2,064	12,643	13,836	2,653	(11,865)	10,676
Depreciation and amortization	30,499	31,550	60,785	63,541	30,286	31,516	31,883
Impairment charges	91	—	479	—	388	39,952	76
Adjusted EBITDA from continuing operations	$82,661	$61,088	$136,460	$148,788	$53,799	$73,118	$92,483

Media Contact:
Susan Gerber
214.689.4300